Exhibit 5.1

[Letterhead of King & Spalding LLP]

May 5, 2020

Aaron’s Holdings Company, Inc.
400 Galleria Parkway SE, Suite 300
Atlanta, Georgia 30339

Ladies and Gentlemen,

We have acted as counsel to Aaron’s Holdings Company, Inc., a Georgia corporation (the “Corporation”) and wholly-owned subsidiary of Aaron’s, Inc., a Georgia corporation (“Aaron’s”), in connection with the preparation and filing by the Corporation of a Registration Statement on Form S-4, as amended (the “Registration Statement”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the registration under the Securities Act of the proposed issuance of shares of the Corporation’s common stock, par value $0.50 per share (the “Common Stock”), in connection with the merger of Aaron’s Merger Sub, Inc., a wholly-owned subsidiary of the Corporation (“Merger Sub”), with and into Aaron’s, with Aaron’s surviving the merger as a wholly-owned subsidiary of the Corporation (the “Merger”) and each outstanding share of Aaron’s common stock converting into one share of Common Stock in the Merger. The Merger will be completed pursuant to the terms and subject to the conditions of the Agreement and Plan of Merger, dated as of May 1, 2020 (the “Merger Agreement”), by and among, the Corporation, Merger Sub and Aaron’s.

In our capacity as such counsel, we have examined copies of the Merger Agreement, the Registration Statement and the exhibits associated with each of them. We have also examined and relied upon the accuracy of original, certified, conformed or photographic copies of such other records, agreements, certificates and other documents as we have deemed necessary or appropriate to enable us to render the opinions set forth below. In all such examinations, we have assumed the genuineness of signatures on original documents and the conformity to such original documents of all documents submitted to us as certified, conformed or photographic copies and, as to certificates of public officials, we have assumed the same to have been properly given and to be accurate. As to matters of fact material to this opinion, we have relied, without independent verification, upon certificates, statements and representations of public officials and representatives of the Corporation, Merger Sub and Aaron’s.

Based on the foregoing, and subject to the additional assumptions, qualifications and limitations set forth below, we are of the opinion that the Common Stock, when issued in the manner contemplated by the Registration Statement and upon the terms and conditions set forth in the Merger Agreement, will be duly authorized, validly issued, fully paid and non-assessable.

Aaron’s Holdings Company, Inc.
May 5, 2020

This opinion is limited in all respects to the laws of the State of Georgia and no opinion is expressed with respect to the laws of any other jurisdiction or any effect that such laws may have on the opinions expressed herein. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur which could affect the opinions contained herein. This opinion is being rendered for the benefit of the Corporation in connection with the matters addressed herein.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption “Legal Matters” in the Prospectus that forms a part thereof. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ King & Spalding LLP